Exhibit 99.1

dMY Technology Group, Inc. VI Announces Underwriters’ Full Exercise of Over-Allotment Option in Initial Public Offering

October 04, 2021 9:00 AM Eastern Daylight Time

LAS VEGAS—(BUSINESS WIRE)—dMY Technology Group, Inc. VI (the “Company”) today announced the underwriters of the previously announced initial public offering of 21,000,000 units of its common stock have exercised in full their option to purchase up to an additional 3,150,000 units from the Company at the initial offering price, less underwriting discounts and commissions. Including the exercise of the option, the Company is expected to issue a total of 24,150,000 units, each unit consisting of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share, for gross proceeds of $241.5 million before fees and expenses.

The offering is expected to close on October 5, 2021, subject to customary closing conditions. Goldman Sachs & Co. LLC is acting as sole book-running manager for the offering.

About dMY Technology Group, Inc. VI dMY

Technology Group, Inc. VI is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the mobile app ecosystem or gaming, enterprise cloud and consumer internet companies with enterprise valuations in the range of $1 billion to $3 billion, though the Company’s search may span many consumer software segments worldwide. The Company intends to specifically focus on companies that have created compelling mobile app experiences with significant growth in segments such as gaming, entertainment, education, e-commerce, dating and health and wellness.

Registration statements relating to these securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com.

Forward Looking Statements

This press release contains statements that constitute forward-looking statements, including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor:

David Chung

dMY Technology Group, Inc. VI

david@dmytechnology.com

(910) 850-5776

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